Exhibit 99.1

The Owner’s Club Stock Program

APPLICATION FORM	IMPORTANT INFORMATION ABOUT PROCEDURES FOR APPLYING
PLEASE READ CAREFULLY BEFORE SUBMITTING
To help the government fight the funding of
terrorism and money laundering activities, Federal law requires us to obtain, verify and record certain information that identifies you. When you complete an application form, we will ask for your name, address, date of birth, and other information that will allow us to identify you. Please be aware that we will verify the information provided and may also ask for a copy of your driver’s license or other identifying documents.
In order to become a member in The Owner’s Club Stock Program (“Program”), you must have first received copies of the prospectus captioned “Owner’s Club Stock Program.” Membership in the Program involves certain risks, disadvantages and costs which are described in the prospectus.
Please complete this Application Form and submit it to:
Wunderlich Securities, Inc.
6000 Poplar Avenue, Suite 150
Memphis, Tennessee 38119
You may direct questions about this Application Form or the Program to Wunderlich Securities, Inc. by calling 1-800-726-0557 or to Pinnacle Entertainment, Inc.’s Office of General Counsel by calling 1-877-764-8750.
Please complete the following required information.

mychoice Member Number

First Name	M.I.	Last Name

Date of Birth (MM/DD/YYYY)	Social Security Number or Taxpayer Identification Number

Mailing Address

Address Line 2

City	State/Province	Zip/Postal Code	Country

Home Phone Number	Daytime Phone Number

Email Address
To be eligible to apply for membership in the Program, you must confirm each of the following statements and provide the requested information, if applicable (check):
☐ I am at least 21 years of age and a natural person.
☐ I do not currently owe any debt to Pinnacle Entertainment Inc. or any of its subsidiaries, or, if I do owe any such debt, I have attached hereto a description of the debt detailing to whom I owe the debt, the date I originally incurred the debt, and the principal amount of the debt when originally incurred and as of the date of this Application Form.
☐ I have never been convicted of a felony.
☐ I am not barred from being on the premises of any of Pinnacle Entertainment Inc.’s premises.
The following information is requested for purposes of determining your eligibility to apply for membership in the Program and whether any U.S. federal or state income tax withholding is applicable to your membership in the Program or your ownership of shares of Pinnacle Entertainment, Inc. common stock.
Under penalties of perjury, I also certify that (check):
☐ The number shown on this form is my correct Social Security Number or Taxpayer Identification Number.
☐ I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.
☐ I am a U.S. citizen or other U.S. person (including a U.S. resident alien). Only individuals who are residents of the United States are eligible to apply for membership in the Program.
The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature	Date
APPLICATION SUBMISSION: Submit this form only if you wish to become a member in the Program.
By submitting this form, I request membership in the Program, certify that I have received the prospectus describing the Program, and agree to abide by the terms and conditions of the Program as set forth in the prospectus under the caption “Information about the Program.”
Membership may be rejected by Pinnacle Entertainment, Inc. if (i) you reside in a jurisdiction where the offering, selling or soliciting offers or sales of its common stock would be unlawful, (ii) admitting you would cause Pinnacle Entertainment, Inc. or the Agent (as defined in the prospectus) to violate any federal, state or local law or regulation, (iii) you are not at least 21 years of age or not a natural person, (iv) you are indebted to Pinnacle Entertainment, Inc. and any part of the indebtedness is past due, (v) you have been convicted of a felony, (vi) you are not a U.S. citizen or other U.S. person (including a U.S. resident alien), (vii) you are barred from being on the premises of any of Pinnacle Entertainment, Inc.’s facilities, or (viii) Pinnacle Entertainment, Inc. or the Agent (as defined in the prospectus) has not received a complete set of fully-completed application materials from you within 180 days after your receipt of the application materials.
This Application Form is not an offer to buy or the solicitation of an offer to sell any security of Pinnacle Entertainment, Inc., nor will there be any offer, sale or solicitation of any security in any jurisdiction in which such offer, sale or solicitation would be unlawful. Applicants are directed to review the prospectus for information about the Program and Pinnacle Entertainment, Inc., including information about its business and the risks associated with the ownership of shares of its common stock.
Pinnacle Entertainment, Inc. is making no recommendation as to membership in the Program. Pinnacle Entertainment, Inc. is making no recommendation as to the acceptance, purchase, ownership or sale of its shares of common stock.
YOU MUST COMPLETE AND SUBMIT THIS APPLICATION FORM AS INSTRUCTED, TOGETHER WITH ALL OTHER REQUIRED APPLICATION MATERIALS, WITHIN 180 DAYS AFTER RECEIPT OF THIS APPLICATION FORM AND SUCH OTHER APPLICATION MATERIALS.

OWNER’S CLUB
STOCK PROGRAM
APPLICATION FORM
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
1-877-764-8750
www.pnkinc.com
Wunderlich Securities, Inc.
6000 Poplar Avenue, Suite 150
Memphis, TN 38119
1-800-726-0557
www.wunderlichsecurities.com